EXHIBIT 99.1

Contacts:
Gar Jackson
Oakley, Inc.
Director Investor Relations
949/672-6985

OAKLEY ANNOUNCES APPOINTMENT OF MICHAEL J. PUNTORIERO TO BOARD OF DIRECTORS

     FOOTHILL RANCH, Calif., January 4, 2005 – Oakley, Inc. (NYSE:OO) today announced the January 1, 2005 appointment of Michael J. Puntoriero to the company’s Board of Directors and to the Audit, Nominating and Corporate Governance Committees.

     Since July of 2004, Mr. Puntoriero has served as Vice President of Fleetwood Enterprises, Inc. and President of a wholly owned subsidiary. Prior to Fleetwood Enterprises he served as Chief Financial Officer and Executive Vice President at First Consulting Group, Inc. (NASDAQ:FCGI) an organization with more than 2,200 employees and $250 million in annual revenues from worldwide operations. His responsibilities included finance, treasury, planning, human resources, information technologies, legal and overseeing merger and acquisition activities. Previous experience includes more than 23 years at Arthur Andersen LLP where he became the Audit Division Head in 1996 and Managing Partner in 2000 of Arthur Andersen’s Orange County office. Mr. Puntoriero is a CPA, has a BS degree in accounting and finance from California State University Northridge and an MBA from the University of Southern California.

     “Michael brings to Oakley significant financial experience and we look forward to him serving on our Board of Directors,” commented Chairman and Chief Executive Officer Jim Jannard.

     “Oakley is world renowned for quality, product innovation and market leadership. I look forward to participating in its corporate governance and contributing to its continued growth worldwide,” commented Mr. Puntoriero.

     The appointment of Mr. Puntoriero brings Oakley’s Board to seven members. Five of the directors qualify as independent directors under the listing standards of the New York Stock Exchange, Inc. and the company’s Corporate Governance Guidelines. Each of the Board’s committees continue to be comprised solely of independent directors.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of electronics, premium performance footwear, apparel, accessories, watches and prescription eyewear to consumers in more than 100 countries. Trailing-12-month revenues through September 30, 2004 totaled $548.9 million and generated net income of $34.8 million. Oakley, Inc. press releases, SEC filings and the company’s Annual Report are available at no charge through the company’s Web site at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including: risks related to the successful launch, marketing, sale and consumer acceptance of OAKLEY THUMP(tm); the company’s ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company’s “at once” production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company’s internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Sunglass Hut, which is owned by a major competitor and, accordingly, could materially alter or terminate its relationship with the company; the company’s ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; continued weakness of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company’s retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company’s operations and financial performance; the ability of the company to integrate acquisitions and licensing arrangements without adversely affecting operations; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company’s new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company’s operations including temporary blackouts at the company’s facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where substantially all of the companies operations are based; the company’s ability to identify and execute successfully cost control initiatives; and other risks outlined in the company’s SEC filings, including but not limite d to the Annual Report on Form 10-K for the year ended December 31, 2003 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.